Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM REGAINS LISTING COMPLIANCE WITH NYSE AMEX

SAN DIEGO, CA – July 7, 2010 – Cardium Therapeutics (NYSE Amex: CXM) today reported that the Company has received a letter from the NYSE Amex LLC informing Cardium that it has now resolved matters relating to the Company’s exchange listing compliance.

In the communication from NYSE Amex LLC, Cardium was informed that based upon a review of publicly available information, including the Company’s Form 8-K filed on June 24, 2010, the Company has resolved the continued listing deficiencies referenced in the NYSE Amex LLC’s letter dated December 28, 2009, as previously reported. In addition, the Exchange also indicated that as with the case for all listed issuers, the Company’s continued listing eligibility will continue to be assessed on an ongoing basis and that the Company is subject to the provisions of Section 1009(h) of the NYSE Amex Company Guide, which may be accessed at www.nyse.com/regulation.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company can continue to maintain levels of stockholders’ equity in excess of the exchange’s listing requirements or otherwise maintain compliance with all of the requirements of its listing exchange or that its shares can continue to be listed on national exchange, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that results observed in one study or using one type of product or procedure will be replicated in subsequent studies or in studies using newly-developed products or procedures, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics and medical devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new biologics and devices and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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